UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TXU CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

August 27, 2007
Dear TXU Thrift Plan Participant:
     As a participant in the TXU Thrift Plan, you have the opportunity and a right to direct how the shares of TXU common stock allocated to your Thrift Plan account will be voted in regards to the proposed merger between TXU and the investor group led by Kohlberg Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG).
     In preparation for TXU’s Annual Meeting of Shareholders, scheduled for Friday, Sept. 7, 2007, a copy of TXU Corp.’s Proxy Statement and a voting instruction card have been mailed to you.
     The voting instruction card requires your immediate attention. If you do not return a voting instruction card, your TXU shares in your Thrift Plan account will be voted by the Thrift Plan Committee. This letter provides additional important information concerning your voting rights as a participant in the Thrift Plan.
     Your voting instructions must be received no later than 6 a.m. Eastern Time on Sept. 4, 2007. Voting instructions received after that deadline will be considered invalid. You may vote via the Internet, by telephone, or by mailing your completed voting instruction card. If you plan to vote by submitting your voting instruction card through the mail, please make sure that you complete, sign and date it. Because the shares in the Thrift Plan are registered in the name of Mellon Bank, National Association (the Thrift Plan trustee), you will not be able to vote your shares in the TXU Thrift Plan in person at the annual meeting.
     A complete description of the merger agreement and other important information relating to the proposed merger was included with the proxy statement. If you did not receive a proxy statement, a copy is available online at http://www.txucorp.com/investres/merger.aspx, or you may call the Corporate Secretary’s office at 214-812-2202 to request a copy to be rush-delivered to you free of charge. In order to be well-informed in casting your vote, please read the proxy statement fully and examine the materials enclosed with your voting instruction card carefully, as well as any other material you receive concerning the proposed merger.
Voting Instructions and Deadline
     A voting instruction card and a pre-paid business envelope were provided with your copy of the proxy statement. After you have read this letter and the proxy statement, if you have not already done so, please follow the instructions summarized on the voting instruction card and choose whether you will submit your voting instructions by telephone, via the Internet or by submitting your completed voting instruction card by mail.
     If you submit your vote by mail:
•	Check the appropriate boxes on the voting instruction card to indicate how you want your shares to be voted,

•	Mark, date and sign your name as it appears on the voting instruction card, and

•	Place the completed voting instruction card in the provided postage pre-paid return envelope, allowing delivery time so that it will be received no later than 6 a.m. Eastern Time on Sept. 4, 2007.

     If any box under #1 on the voting instruction card is not checked to indicate how you want the Thrift Plan Committee to vote on the approval of the merger agreement and the proposed merger, the Thrift Plan Committee will vote your shares in the same manner and in the same proportion as those shares for which the Committee has received instructions from other Thrift Plan participants.
     If you vote by telephone or via the Internet, your vote must be received prior to 6 a.m. Eastern Time on Sept. 4, 2007. When you vote, have your voting instruction card available. Enter your control number when asked to do so, and then complete your voting instructions by following the prompts.
     If you decide to change your vote after you have submitted your voting instruction card (or voted by telephone or online), you must obtain a new card by contacting the Committee as described below. By properly completing and returning a new voting instruction card prior to the Sept. 4 deadline, your previously-submitted vote will be automatically revoked. If you voted electronically by telephone or online, voting again will automatically revoke your previous vote.
Invalid Responses
If your voting instruction card is returned in any of the manners listed below, your response will be considered invalid:
•	You sign, date and return the voting instruction card but leave all boxes unchecked on the form;

•	You return a voting instruction card that is not signed or is not dated;

•	You return a voting instruction card on which no box (or more than one box) under #1 has been selected to designate your choice involving the proposed merger.
     If your response is considered invalid, the Thrift Plan provides that, subject to the requirements of ERISA, your shares will be voted in the same manner and in the same proportion as those shares for which the Committee does receive timely, valid instructions.
     If your voting instruction card is not received by the Committee by the September 4 deadline, the Thrift Plan provides that, subject to the requirements of ERISA, the shares allocated to your Thrift Plan account will be voted in the same manner and in the same proportion as those shares for which the Committee does receive timely, valid instructions.
Confidentiality
     Your voting instructions to the Committee are strictly confidential and will not be revealed, directly or indirectly, to any officer, to any other employee, or to any director of TXU and will not be revealed to anyone else, except as otherwise required by law. The Committee has made special arrangements to safeguard the confidentiality of your vote. You should feel free to instruct the Committee to vote in the manner you think best.
Tax Consequences
     The exchange of TXU common stock for cash will not be immediately taxable to you as your benefits under the Thrift Plan are not taxed until they are distributed to you. You should consult your own financial advisor, accountant or tax counsel to determine the impact of any Thrift Plan distribution on your specific tax situation.
The Role of Thrift Plan Committee and LESOP Fiduciary
     As the fiduciary of the TXU Thrift Plan, the Thrift Plan Committee is responsible for voting the TXU common stock held by the TXU Common Stock Fund and the allocated shares of TXU common stock held by the LESOP Portion of the Thrift Plan. By completing the voting process, you are instructing the Thrift Plan Committee how to vote those shares of TXU common stock allocated to your Thrift Plan account. Mellon Bank, the trustee, will be collecting your responses and voting your shares for the Committee.
     The Committee also has the authority and responsibility to vote the shares of TXU common stock for which they have not received voting instructions by the September 4 deadline. The Committee will vote such shares in the same proportion as those shares for which voting instructions were received, as required by the Thrift Plan. This authority is consistent with the requirements of the Thrift Plan and the Employee Retirement Income Security Act of 1974, as amended (ERISA). By completing the voting process, you are also instructing the Thrift Plan Committee how to vote those shares of TXU common stock that were not directed by other participants.
     The unallocated shares of TXU common stock held by the LESOP portion of the Thrift Plan will be voted by United States Trust Company, National Association, at its sole discretion consistent with its fiduciary duties under ERISA. U.S. Trust has been retained by the Thrift Plan Committee as an independent fiduciary for the unallocated shares in conjunction with the vote on the proposed merger.
     By signing, dating and returning the voting instruction card, you are accepting, for purposes of this proxy solicitation only, your designation as a “named fiduciary” in order to direct the Committee: (1) how to vote the shares of TXU common stock allocated to your Thrift Plan account, and (2) how to vote a proportionate number of shares of TXU common stock allocated to the accounts of other Thrift Plan participants who do not provide timely voting instructions to the Committee.
     The Committee is required to follow proper instructions of named fiduciaries, in accordance with the terms of the Thrift Plan and as long as they are not contrary to the fiduciary standards of ERISA. Fiduciaries under ERISA (including persons designated as “named fiduciaries”) are required to act prudently, solely in the interest of plan participants and their beneficiaries, and for the exclusive purpose of providing benefits to plan participants and their beneficiaries.
How to Contact the Thrift Plan Committee
     If you have any questions or comments concerning the procedure for completing or returning your voting instructions, please contact the Corporate Secretary’s office at 214-812-2202 between the hours of 9:00 a.m. and 6:00 p.m. Eastern Time. Your telephone call or other communication will be kept confidential.
The Thrift Plan Committee, as fiduciary for the TXU Common Stock Fund and the allocated TXU common shares held by the ESOP Portion of the TXU Thrift Plan

Additional Information and Where to Find It
In connection with the proposed merger of TXU with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), TXU has filed a definitive proxy statement with the Securities and Exchange Commission (“the SEC”). A definitive proxy statement and a form of proxy has been mailed to the shareholders of TXU. BEFORE MAKING ANY VOTING DECISION, TXU’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. TXU’s shareholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. TXU’s shareholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents from the Company’s website (http://www.txucorp.com) or by directing a request by mail or telephone to:

Georgeson Inc.	or	Corporate Secretary
17 State Street		TXU Corp.
10th Floor		Energy Plaza
New York, NY 10004		1601 Bryan
Phone: (888) 605-7523		Dallas, TX 75201
Phone: (214) 812-4600
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the definitive proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 24, 2007. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the definitive proxy statement filed with the SEC and other relevant documents regarding the Merger.